EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Marina Biotech, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-44035, 333-59472, 333-62800, 333-72742, 333-108845, 333-148771, 333-164326, 333-168447, 333-169254, and 333-169882) on Form S-3 and (Nos. 333-46214, 333-49514, 333-92206, 333-92222, 333-118206, 333-126905, 333-135724, 333-146183, 333-153594 and 333-170071) on Form S-8 of Marina Biotech, Inc. of our report dated March 23, 2011, with respect to the consolidated balance sheets of Marina Biotech, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Marina Biotech, Inc. Our report dated March 23, 2011 contains an explanatory paragraph that states that the Company has incurred recurring losses and has an accumulated deficit, and has had recurring negative cash flows from operations, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Seattle, Washington

March 23, 2011